Exhibit 21 – Subsidiaries of Registrant

Name

Place of Incorporation

Medizone International, Inc.

Delaware

Medizone Canada, Ltd.

Province of British Columbia, Canada

Canadian Foundation for Global Health

Ottawa, Canada